Exhibit 3.17

CERTIFICATE OF FORMATION

OF

TRITON COAL COMPANY, LLC

1.      The name of the limited liability company is Triton Coal Company, LLC.

2.      The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

           IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Triton Coal Company, LLC this Sixth day of November, 1998.

/s/ Jeffrey L. Hallos
Jeffrey L. Hallos, Organizer